Exhibit 99.1

XCORPOREAL, INC.
Reports on failure to meet listing standards of NYSE Amex LLC

LOS ANGELES--(BUSINESS WIRE)—May 21, 2009--Xcorporeal, Inc. (NYSE Amex: XCR) (the “Company” or “Xcorporeal”) announced today that on May 15, 2009, the Company received notice from the staff of the NYSE Amex LLC (formerly American Stock Exchange, the “Exchange”) indicating that the Company is currently not in compliance with certain of the Exchange’s continued listing standards as set forth in Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”). According to the notice, the Company is not in compliance in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by June 15, 2009, advising the Exchange of the actions the Company has taken or intends to take to regain compliance with Section 1003(a)(iv) of the Company Guide by November 16, 2009 (the “Plan”). If the Company does not submit a Plan or if the Plan is not accepted by the Exchange, the Company will be subject to delisting proceedings. If the Exchange accepts the Plan, then the Company will be able to continue its listing during the Plan period, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the Plan. If the Exchange finds that such progress is not being made, the Company will be subject to delisting proceedings. It is the Company’s intention to submit the Plan by June 15, 2009. The Company’s common stock continues to trade on the Exchange.

About Xcorporeal, Inc.

Xcorporeal is a medical device company developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. The platform leads to three initial products: a Portable Artificial Kidney (PAK) for attended care Renal Replacement Therapy (RRT) for patients suffering from Acute Renal Failure, a PAK for home hemodialysis (XCR-6) for patients suffering from End Stage Renal Disease (ESRD), and a Wearable Artificial Kidney (WAK) for continuous ambulatory hemodialysis for treatment of ESRD.

For the attended care market, Xcorporeal is developing a portable, multi-functional renal replacement device that will offer cost-effective therapy for those patients suffering from Acute Renal Failure, which causes a rapid decline in kidney function. In the U.S., the disease affects more than 200,000 patients annually with a mortality rate approaching 50%, according to a study published in the Clinical Journal of American Society of Nephrology in 2006. The Company has completed functional prototypes, which are currently undergoing bench testing.

The Company also plans to commercialize the XCR-6, a home hemodialysis device, for the chronic End Stage Renal Disease (ESRD) market, comprised of patients in whom the kidneys have ceased to function. The Company’s devices are intended to combine the best attributes of currently marketed home hemodialysis machines to offer patients convenient, durable and truly portable treatments at home. The Company believes its devices will provide a cost-effective alternative to current home treatment modalities, due to their ability to offer hemodialysis without the need for large quantities of dialysate fluid or purified water. The Company has also completed a demonstration prototype of the XCR-6.

The Company’s WAK is also a device for the chronic treatment of ESRD. The Company has successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. This miniature, wearable device is intended to enable continuous (up to 24 hours × 7 days per week) renal replacement therapy at home. Increasing dialysis time has previously been shown to reduce morbidity and improve quality of life of ESRD patients. The WAK has been featured in articles written in periodicals worldwide such as the Los Angeles Times, Le Figaro, Frankfurter Algemeiner and Corriere dela Sera. Scientific papers discussing the WAK have been published in several peer reviewed journals, including The Lancet and Kidney International.

Additional Company information may be found on its website at: www.xcorporeal.com.

Forward-Looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, the risk that our technology may not be effective, the risk that we may not have sufficient financial resources to adequately finance the development activities described in the press release, uncertainty as to the outcome of arbitration and legal proceedings, intense competition and substantial regulation in the medical device industry, and additional risk factors as discussed in the reports filed by Xcorporeal with the United States Securities and Exchange Commission, including the risks discussed in the Risk Factors and Management’s Discussion and Analysis sections of Xcorporeal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are available on its website at http://www.sec.gov. Xcorporeal does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Contact:
Investor Relations:
Xcorporeal, Inc.
Robert Weinstein
Chief Financial Officer
310-923-9968
IR@xcorporeal.com
or
Public Relations:
Dan Klores Communications
Tim Sullivan
212-981-5234
tim_sullivan@dkcnews.com
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